Exhibit 99.1

Kineta Presents New Preclinical Data on Lead Anti-CD27 Agonist Antibody at AACR Special Conference on Tumor Immunology and Immunotherapy

Preclinical data highlights CD27’s mechanism of action and strong anti-tumor activity as a monotherapy and in combination with other checkpoint inhibitors

SEATTLE — (October 4, 2023) Kineta, Inc. (Nasdaq: KA), a clinical-stage biotechnology company focused on the development of novel immunotherapies in oncology that address cancer immune resistance, announced today the presentation of new preclinical data on the company’s anti-CD27 agonist monoclonal antibodies (mAbs) in development for the treatment of advanced solid tumors at the American Association for Cancer Research (AACR) Special Conference on Tumor Immunology and Immunotherapy.

Thierry Guillaudeux, Ph.D., Chief Scientific Officer of Kineta, unveiled new preclinical data in the company’s poster titled “CD27 is a new promising T cell co-stimulatory target for cancer immunotherapy”. The company’s leading mAb candidates showed high affinity binding to both human and cynomolgus monkey CD27, as well as high specificity against CD27, with no cross-reactivity detected against other members of the tumor necrosis factor receptor super family (TNFRSF). Additionally, none of the selected mAbs block the binding of CD27 natural ligand, CD70. Strong agonist proprieties on T cell proliferation and activation after engagement of NFkB-mediated CD27 signaling as well as NK cell activation were also observed. Importantly, the nominated lead mAb showed antitumor efficacy in vivo in solid and hematological mouse tumor models as a single agent or in combination with other immunotherapies.

“We are excited to see the compelling data with our anti-CD27 agonist mAb lead candidate, which has demonstrated T cell proliferation and NK cell activation resulting in strong anti-tumor activity in our preclinical studies,” said Dr. Guillaudeux. “These data validate CD27 as an important new immuno-oncology target that may potentially offer a new approach to treating a number of solid and hematologic cancer types. We are committed to progressing this new immuno-oncology program to IND and ultimately bringing this breakthrough immunotherapy to cancer patients with unmet medical needs.”

CD27 is a clinically validated drug target that is a member of the TNF receptor superfamily and plays a critical role in T cell activation by providing a co-stimulatory signal together with its ligand CD70 resulting in the enhanced activity of immune cells. CD27 is highly expressed on naïve T cells and also provides a co-stimulatory signal for NK cell activation.

The poster presentation is available for viewing under Publications in the CD27 section of the company's website at www.kinetabio.com.

About Kineta

Kineta (Nasdaq: KA) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy. The company’s immuno-oncology pipeline includes KVA12123, a novel VISTA blocking immunotherapy currently in a Phase 1/2 clinical trial in patients with advanced solid tumors, and a preclinical monoclonal antibody targeting CD27. For more information on Kineta, please visit www.kinetabio.com, and follow Kineta on Twitter, LinkedIn and Facebook.

Cautionary Statements Regarding Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: the adequacy of Kineta’s capital to support its future operations (including its ability to complete the second tranche of the previously disclosed contemplated private placement in the fourth quarter of 2023) and its ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Kineta’s product candidates; Kineta’s plans to research, develop and commercialize its current and future product candidates, including, but not limited to, KVA12123; the timing and anticipated results of Kineta’s planned pre-clinical studies and clinical trials and the risk that the results of Kineta’s pre-clinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials; the timing of the availability of data from Kineta’s clinical trials; the timing of any planned investigational new drug application or new drug application; the risk of cessation or delay of any ongoing or planned clinical trials of Kineta or its collaborators; the clinical utility, potential benefits and market acceptance of Kineta’s product candidates; Kineta’s commercialization, marketing and manufacturing capabilities and strategy; developments and projections relating to Kineta’s competitors and its industry; the impact of government laws and regulations; the timing and outcome of Kineta’s planned interactions with regulatory authorities; Kineta’s ability to protect its intellectual property position; Kineta’s estimates regarding future revenue, expenses, capital requirements and need for additional financing; the intended use of proceeds from the registered direct offering completed in April 2023; and those risks set forth under the caption “Risk Factors” in the company’s most recent Annual Report on Form 10-K filed with the SEC on March 31, 2023, and Quarterly Report on Form 10-Q filed with the SEC on August 11, 2023, as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Kineta, Inc. :

Jacques Bouchy

EVP Investor Relations & Business Development

+1 206-378-0400

jbouchy@kineta.us

Investor Relations:

John Mullaly

LifeSci Advisors, LLC

jmullaly@lifesciadvisors.com

Source: Kineta, Inc.